Exhibit 99.1

Contact:
Lawrence D. Damron
Senior Vice President & Chief Financial Officer
(847) 229-2222

Aksys® Reports Third Quarter 2003 Results
Company Achieves Important Milestones this Quarter

Lincolnshire, IL – November 6, 2003 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the quarter ended September 30, 2003.

Third Quarter 2003 Highlights

•                  Aksys signed an agreement with Gambro Healthcare, Inc.

•                  Aksys shipped its 100th PHD® System on October 20, 2003.

•                  Aksys has 26 partnership agreements; seven were added in the third quarter.

•                  Aksys shipped 33 units during the third quarter.

•                  Fifty-one patients are being treated on PHD Systems.

•                  Total revenues for the third quarter of 2003 were $411,000. The Company’s net loss for the third quarter of 2003 was $5.7 million or $0.19 per share.

•                  Aksys commenced production of Phase II PHD Systems.

Financial Results

For the third quarter of 2003, Aksys reported total revenues of $411,000 compared to $169,000 for the third quarter of 2002.  Product revenues for the quarter of $325,000 represented the sale of seven units and the rental of 21 units. Service and supply revenues for the quarter were $86,000. The Company reported a net loss for the third quarter of $5.7 million, or $0.19 per share, compared with a net loss of $4.0 million, or $0.16 per share, for the third quarter of 2002.  For the nine months ended September 30, 2003, Aksys reported revenues of $815,000, compared to $169,000 revenue for the nine months ended September 30, 2002.  For the nine months ended September 30, 2003, product revenues were $651,000 compared to $160,000 for the third quarter of 2002. Service and supply revenues were $164,000 for the nine months ended September 30, 2003 compared to $9,000 for the third quarter of 2002. The Company reported a net loss for the nine-month period of $15.6 million, or $0.56 per share, compared with a net loss of $11.0 million, or $0.46 per share, for the nine months ended September 30, 2002.

“2003 has been a watershed year for Aksys. We signed our first agreement with a national chain and we shipped our 100th PHD System,” commented Bill Dow, President and CEO of Aksys, Ltd. “We have also started the production of Phase II machines which will have a cost savings of approximately $15,000 per unit. It has been a year of accomplishments for the Company and we still have a quarter to go.”

For the third quarter of 2003, costs of products, services and supplies were $1.3 million compared to $810,000 for the third quarter of 2002.  Product costs were $495,000, which included $75,000 of costs associated with the write-down to lower of cost or market on inventory produced in the quarter.  Service and supply costs were $781,000, primarily due to the cost of service technicians in the field. For the nine months ended September 30, 2003, costs of products, services and supplies were $3.5 million compared to $1.2 million for the nine months ended September 30, 2002. Product costs for the nine month period ended September 30, 2003 were $1.7 million, which includes $817,000 of costs associated with the write-down to lower of cost or market of inventory produced year-to-date. Service and supply costs were $1.8 million for the nine months ended September 30, 2003 compared to $228,000 for the nine months ended September 30, 2002.

Operating expenses were $4.9 million for the third quarter of 2003 compared to $3.4 million for the third quarter of 2002. This includes research and development expenses of $1.8 million, sales and marketing expenses of $1.1 million, and general and administrative expenses of $2.0 million. For the nine months ended September 30, 2003, operating expenses were $13.1 million compared to $10.2 million for the nine months ended September 30, 2002. This includes research and development expenses of $4.8 million, sales and marketing expenses of $3.5 million, and general and administrative expenses of $4.8 million.

Outlook

Bill Dow, President and CEO of Aksys, Ltd., commented, “The viability and future place of the PHD System both in the home and in the ease of providing more frequent dialysis was demonstrated in 2003. We better understand how our customers are introducing the PHD System to their patients, and as a result, we expect to ship between 130 and 140 units by year-end. We continue to gain momentum and are looking forward to a highly successful 2004.”

Conference Call

The Company plans to discuss these results and further details of its third quarter during a conference call on Thursday, November 6, 2003, at 11:00 a.m. Eastern. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 2:30 p.m. Eastern, Thursday, November 6, through 10:00 a.m. Eastern, Thursday, November 27 by dialing 703-925-2533 code 310620 or by logging onto the Internet at www.aksys.com or www.streetevents.com.

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to allow more frequent dialysis leading to improved clinical outcomes for patients and a reduction in the mortality, morbidity and associated high cost of patient care.  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) market, regulatory reimbursement and competitive conditions; (iv) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (v) our  ability to obtain sufficient capital on acceptable terms to run our business; (vi) risks inherent in relying on third parties to manufacture the PHD System; (vii) changes in QSR requirements; and (viii) risks related to the accumulation of our common stock by Durus Life Sciences Master Fund, Ltd.

The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

- financial table to follow -

AKSYS, LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenue:
Product	$325,000	$160,000	$651,000	$160,000
Service and supplies	86,000	9,000	164,000	9,000
Total revenue	411,000	169,000	815,000	169,000

Cost of sales:
Product	495,000	582,000	1,710,000	955,000
Service and supplies	781,000	228,000	1,821,000	228,000
Total cost of sales	1,276,000	810,000	3,531,000	1,183,000

Operating expenses:
Research and development	1,804,000	1,463,000	4,793,000	4,514,000
Sales and marketing	1,130,000	555,000	3,459,000	1,816,000
General and administrative	1,961,000	1,403,000	4,822,000	3,905,000
Total operating expenses	4,895,000	3,421,000	13,074,000	10,235,000
Operating loss	(5,760,000)	(4,062,000)	(15,790,000)	(11,249,000)
Interest income	97,000	91,000	197,000	229,000
Net loss	$(5,663,000)	$(3,971,000)	$(15,593,000)	$(11,020,000)
Net loss per share, basic and diluted	$(0.19)	$(0.16)	$(0.56)	$(0.46)
Weighted average shares outstanding	29,788,000	25,485,000	27,687,000	23,897,000

SELECTED BALANCE SHEET DATA

	September 30 2003	December 31, 2002
Cash and short-term investments	$26,129,000	$11,510,000
Working capital	27,379,000	11,872,000
Long-term investments	600,000	600,000
Total assets	32,533,000	16,510,000
Total liabilities	2,831,000	2,862,000
Stockholders’ equity	29,702,000	13,648,000